Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of Sunrun Inc. and the related Joint Proxy Statement/Prospectus of Sunrun Inc. and Vivint Solar, Inc. and to the incorporation by reference therein of our reports dated February 27, 2020, with respect to the consolidated financial statements of Sunrun Inc., and the effectiveness of internal control over financial reporting of Sunrun Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

August 14, 2020